EXHIBIT 99.1

                          AMERICHIP INTERNATIONAL INC.
                           APPOINTS NEW VICE PRESIDENT
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PLYMOUTH,   MI  JANUARY  3,  2005  --  The  Board  of   Directors  of  AmeriChip
International Inc. (OTC:BB - ACHI) announced that the Company has appointed Mr. Richard Zyla as Vice President of Process Implementation. Mr. Zyla has served as Vice President of Engineering for AmeriChip's subsidiary, AmeriChip Tool and Abrasives since the summer of 2004. Mr. Zyla's appointment is commensurate with the execution of the Company's 2005 business model.

Ed Rutkowski, Head of Research and Development, stated "With the impending acquisition of KSI Machine and Engineering this month, it is essential that we utilize Mr. Zyla's expertise garnered from 24 years of experience in the manufacturing industry to assist in the processing of customer orders from blueprint to implementation. Mr. Zyla's input will be invaluable in assisting us in implementing the LACC process once we are established in our new facility. "

The Company is also pleased to report that a second ABB robotic arm will be required to enable the Company to handle the increased demand for quotations, samples and production using the Laser Assisted Chip Control ("LACC") process. Delivery of the robot is required for March 2005. Marc Walther, CEO stated "After the Company secures KSI and its Tier One supplier status, the production implementation of the LACC process will be the driving force behind AmeriChip International Inc. "

Currently headquartered in Plymouth, MI, U.S.A., AmeriChip International Inc. holds a patented technology known as LACC, the implementation of which results in efficient chip control management in industrial metal machining applications. Upon closing on its acquisition of KSI Machine and Engineering, the Company will establish its corporate offices at the KSI facility in Clinton Twp, MI. The LACC technology has the ability to generate substantial savings in machining costs of certain automobile parts providing much more competitive pricing to the global market.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.